Exhibit 99.1
News Release

Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone: 704 731 1500
Phone:	704-731-1527	Fax: 704-731-1511
www.enproindustries.com
Email:	don.washington@enproindustries.com

EnPro Industries Reports Continued Growth
In Sales and Segment Profits for the First Quarter of 2008
•	Sales grow by 14% to $283.1 million, reflecting increased contributions from acquisitions and international operations

•	Segment profits increase by 11% to $46.8 million on improvements in Engine Products & Services, Engineered Products segments

•	GAAP earnings per share increase by 9% to $0.61 from $0.56

•	Before asbestos-related expenses and other selected items, earnings increase 13%, to a record $1.07 a share from $0.95
CHARLOTTE, N.C., May 1, 2008 — EnPro Industries (NYSE: NPO) today reported record quarterly sales and segment income in the first quarter of 2008, as sales grew by 14% over the first quarter of 2007 to $283.1 million and segment income grew by 11% to $46.8 million.
Net income in the quarter was $13.2 million or $0.61 a share, compared to $12.3 million or $0.56 a share a year ago. Before asbestos-related expenses and other selected items, income was $23.0 million, or $1.07 a share, compared to $21.0 million, or $0.95 a share in 2007, a per share increase of 13%.
A table showing the effect of asbestos-related expenses and other selected items on net income and earnings per share in both periods is included in this release. The items include expenses of $2.4 million, before tax ($1.5 million, after tax), for the company’s proxy contest with Steel Partners, which was settled on April 11. Per share amounts are expressed on a diluted basis throughout the release.
“We are pleased by the results of the first quarter,” said Steve Macadam, president and chief executive officer. “They reflect the sound condition of most of our key markets, and they underscore the effectiveness of our strategies and the strength of the performance culture at EnPro. It’s a privilege to join a company with such a strong record of sales and income growth and to have the opportunity to lead it to continued success in the future.”
The 14% increase in the company’s sales over the first quarter of 2007 reflects the contributions of acquisitions and the strength of the company’s international markets, as well as continued

organic growth. Acquisitions, combined with increased activity in certain of the company’s markets, added about 9 percentage points of the increase in sales while foreign exchange contributed about 5 percentage points.
Segment profits grew by 11% as the Engine Products and Services segment reported a 75% increase and the Engineered Products segment reported a 16% increase. Profits in the Sealing Products segment were about the same as a year ago. Segment margins decreased to 16.5% from 17.1% as conditions softened in the heavy-duty truck market and other markets served by certain of the company’s higher margin businesses.
Sealing Products Segment

($ Millions)
Quarter Ended	3/31/08	3/31/07

Sales	$123.6	$115.6
Profit	$21.5	$21.4
Margin	17.4%	18.5%

Sales in the Sealing Products segment improved by about 7%, reaching a record quarterly level of $123.6 million. About 4 percentage points of the improvement were the result of favorable foreign exchange rates. The segment’s sales benefited from higher demand for Garlock’s products from power generation and other energy-related markets and from steel and mining markets. Garlock also benefited from foreign exchange. Activity in Stemco’s heavy-duty truck markets decreased reflecting reduced demand from original equipment manufacturers, but the business benefited from the acquisition of V.W. Kaiser in the first quarter and sales were about the same as a year ago. Continued weakness in Plastomer Technologies’ semiconductor markets led to lower sales in that business.
Profits in the Sealing Products segment were about the same as a year ago at $21.5 million but segment profit margins declined to 17.4%. At Garlock, increased volumes and better pricing benefited both profits and profit margins, but at Stemco and Plastomer Technologies, volumes were below the levels of a year ago and profits and profit margins declined.
Engineered Products

($ Millions)
Quarter Ended	3/31/08	3/31/07

Sales	$133.1	$106.3
Profit	$21.8	$18.8
Margin	16.4%	17.7%

Sales in the Engineered Products segment increased by 25%, to $133.1 million, also a record for the first quarter. Acquisitions contributed about 12 percentage points of the increase while favorable foreign exchange rates contributed about 7 points. At GGB Bearing Technology, increased demand from European industrial markets and favorable foreign exchange rates led to higher sales. Sales at Compressor Products International (CPI) doubled from a year ago, primarily as a result of acquisitions completed in the second half of 2007. Quincy Compressor’s sales were about the same as a year ago.
The segment’s operating profit increased by 16% to $21.8 million as all businesses in the segment reported improvements. However, the segment’s margins declined to 16.4% from 17.7%, primarily because of lower margins at CPI. CPI’s margins were affected by softer conditions in its Canadian markets and by integration costs and increased OEM shipments, which generally carry lower margins, at its operations in the United Kingdom.

Engine Products and Services

($ Millions)
Quarter Ended	3/31/08	3/31/07

Sales	$26.5	$25.6
Profit	$3.5	$2.0
Margin	13.2%	7.8%

In the Engine Products and Services segment, sales grew by about 4% to $26.5 million as the value of engines and associated equipment shipped in the quarter increased. Segment profits improved by 75% to $3.5 million and segment margins increased to 13.2% from 7.8% as the segment benefited from the shipment of more profitable engines as well as productivity improvements.
Cash Flows
The company’s cash balance declined to $49.1 million at March 31, 2008, compared with $129.2 million at December 31, 2007.
Operating activities contributed net cash of $9.4 million in the first quarter of 2008, compared to $19.5 million in the first quarter of last year. Operating cash flows in the current year reflect seasonal increases in working capital that are typical of the first half of the year as well as an increase in net outflows for asbestos in the first quarter of 2008.
Payments of asbestos claims and expenses, net of insurance receipts, were $7.5 million in the first quarter of 2008, compared to $3.0 million a year ago, when net outflows benefited from insurance collections that had been delayed from previous years.
Capital expenditures increased to $12.7 million from $8.9 million as the company continued to invest in improving its operations, including the expansion of its operations in China and India, the modernization of Garlock’s Palmyra, New York manufacturing facility and other projects designed to produce continued improvement in the company’s performance.
As a result of two acquisitions completed during the quarter—Sinflex Sealing Technologies, a manufacturer of sealing products based in Shanghai, and V.W. Kaiser, a U.S.-based manufacturer of products for commercial vehicles—spending on acquisitions was also higher in the first quarter of 2008, increasing to $27.2 million from less than $1 million in 2007. In addition, the company spent $50.2 million in connection with an Accelerated Share Repurchase (ASR) program which resulted in the retirement of about 1.7 million shares of common stock.
Asbestos Claims and Expenses
New asbestos claims filed against the company’s subsidiaries continued to decline in the first quarter, falling to 1,400 compared to 1,900 in the first quarter of 2007. Asbestos related expenses in the first quarter were $12.1 million compared to $12.9 million in the first quarter of 2007.
Outlook
The company expects current market conditions to continue through the first half of the year and into the second half. These conditions, combined with EnPro’s geographic expansion and contributions from acquisitions completed during 2007 and the first quarter of 2008, should lead to increased sales, improved profits and strong cash flows. The company currently expects cash balances in 2008 to be affected by increased capital spending, higher net outflows for asbestos and any additional acquisitions made during the remainder of the year. Cash balances also will be affected by the repurchase of common stock as the company completes the settlement of the ASR, and by any open market purchases of its shares made by the company before the end of the year. Open market purchases will be subject to market conditions, the company’s financial results and other factors.
“We are very encouraged by our first quarter results and the overall conditions of our markets, and we are confident that we are off to a good start for 2008,” said Macadam.
Conference Call Information
EnPro will hold a conference call today, May 1, 2008 at 9:00 a.m. Eastern Time to discuss first quarter earnings. To participate in the call, dial (888) 668-1642 approximately 10 minutes before the call begins and provide access code number 4709009. The call will also be webcast at http://www.enproindustries.com.
Forward-Looking Statements
Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, the timing of insurance collections, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2007 describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, compressor systems and components, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.
Consolidated Statements of Operations (Unaudited)
For the Quarters Ended March 31, 2008 and 2007
(Stated in Millions of Dollars, Except Per Share Data)

	2008	2007

Net sales	$283.1	$247.3
Cost of sales	179.6	158.8

Gross profit	103.5	88.5

Operating expenses:
Selling, general and administrative expenses	65.5	55.0
Asbestos-related expenses	12.1	12.9
Restructuring costs	1.2	1.0

Total operating expenses	78.8	68.9

Operating income	24.7	19.6

Interest expense	(2.0)	(2.0)
Interest income	1.1	1.9
Other expense	(2.8)	—

Income before income taxes	21.0	19.5

Income tax expense	(7.8)	(7.2)

Net income	$13.2	$12.3

Basic earnings per share	$0.63	$0.58

Average common shares outstanding (millions)	21.1	21.1

Diluted earnings per share	$0.61	$0.56

Average common shares outstanding (millions)	21.5	22.0

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)
For the Quarters Ended March 31, 2008 and 2007
(Stated in Millions of Dollars)

	2008	2007

Operating activities
Net income	$13.2	$12.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7.4	7.0
Amortization	3.4	2.6
Deferred income taxes	1.8	2.9
Stock-based compensation	0.7	(0.2)
Excess tax benefits from stock-based compensation	(0.1)	(1.7)
Change in assets and liabilities, net of effects of acquisitions of businesses:
Asbestos liabilities, net of receivables	4.6	9.9
Receivables	(21.5)	(17.0)
Inventories	(5.3)	3.5
Accounts payable	5.4	4.5
Other current assets and liabilities	(1.9)	(5.7)
Other non-current assets and liabilities	1.7	1.4

Net cash provided by operating activities	9.4	19.5

Investing activities
Purchases of property, plant and equipment	(12.7)	(8.9)
Acquisitions, net of cash acquired	(27.2)	(0.6)
Other	0.5	(0.8)

Net cash used in investing activities	(39.4)	(10.3)

Financing activities
Repayments of debt	(0.5)	—
Common stock repurchase	(50.2)	—
Proceeds from issuance of common stock	—	0.1
Excess tax benefits from stock-based compensation	0.1	1.7

Net cash provided by (used in) financing activities	(50.6)	1.8

Effect of exchange rate changes on cash and cash equivalents	0.5	0.2

Net increase (decrease) in cash and cash equivalents	(80.1)	11.2
Cash and cash equivalents at beginning of year	129.2	161.0

Cash and cash equivalents at end of period	$49.1	$172.2

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$0.4	$0.4
Income taxes	$6.0	$4.3
Payments for asbestos-related claims and expenses, net of insurance recoveries	$7.5	$3.0

EnPro Industries, Inc.
Consolidated Balance Sheets (Unaudited)
As of March 31, 2008 and December 31, 2007
(Stated in Millions of Dollars)

	March 31,	December 31,
	2008	2007

Current assets
Cash and cash equivalents	$49.1	$129.2
Accounts and notes receivable	196.5	167.6
Asbestos insurance receivable	61.5	70.0
Inventories	80.0	70.3
Other current assets	58.3	55.3

Total current assets	445.4	492.4

Property, plant and equipment	205.2	193.5
Goodwill	238.9	213.8
Other intangible assets	115.0	103.5
Asbestos insurance receivable	307.0	311.5
Deferred income taxes	81.7	90.3
Other assets	66.2	65.3

Total assets	$1,459.4	$1,470.3

Current liabilities
Current maturities of long-term debt	$12.8	$3.6
Accounts payable	88.3	80.1
Asbestos liability	91.7	86.9
Other accrued expenses	95.5	89.8

Total current liabilities	288.3	260.4

Long-term debt	172.6	182.1
Retained liabilities of previously owned businesses	31.3	31.0
Environmental liabilities	19.1	20.4
Asbestos liability	424.3	437.5
Other liabilities	63.3	63.8

Total liabilities	998.9	995.2

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	380.0	427.2
Unearned compensation	(2.2)	—
Retained earnings (accumulated deficit)	12.5	(0.7)
Accumulated other comprehensive income	71.5	49.9
Common stock held in treasury, at cost	(1.5)	(1.5)

Total shareholders’ equity	460.5	475.1

Total liabilities and shareholders’ equity	$1,459.4	$1,470.3

EnPro Industries, Inc.
Segment Information (Unaudited)
For the Quarters Ended March 31, 2008 and 2007
(Stated in Millions of Dollars)
Sales

	2008	2007

Sealing Products	$123.6	$115.6
Engineered Products	133.1	106.3
Engine Products and Services	26.5	25.6

	283.2	247.5
Less intersegment sales	(0.1)	(0.2)

	$283.1	$247.3

Segment Profit

	2008	2007

Sealing Products	$21.5	$21.4
Engineered Products	21.8	18.8
Engine Products and Services	3.5	2.0

	$46.8	$42.2

Segment Profit Margin

	2008	2007

Sealing Products	17.4%	18.5%
Engineered Products	16.4%	17.7%
Engine Products and Services	13.2%	7.8%

	16.5%	17.1%

Reconciliation of Segment Profit to Net Income

	2008	2007

Segment profit	$46.8	$42.2
Corporate expenses	(9.4)	(8.8)
Asbestos-related expenses	(12.1)	(12.9)
Interest expense, net	(0.9)	(0.1)
Other expense, net	(3.4)	(0.9)

Income before income taxes	21.0	19.5
Income tax expense	(7.8)	(7.2)

Net income	$13.2	$12.3

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asbestos-related expenses, gains/losses or impairments related to the sale of assets and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.
Reconciliation of Income Before Asbestos-Related Expenses and
Other Selected Items to Net Income (Unaudited)
For the Quarters Ended March 31, 2008 and 2007
(Stated in Millions of Dollars, Except Per Share Data)

	2008		2007
	$	Per share	$	Per share

Income before asbestos-related expenses and other selected items	$23.0	$1.07	$21.0	$0.95

Adjustments (net of tax):

Asbestos-related expenses	(7.5)	(0.35)	(8.0)	(0.36)

Restructuring costs	(0.8)	(0.04)	(0.7)	(0.03)

Proxy related expenses	(1.5)	(0.07)	—	—

Impact	(9.8)	(0.46)	(8.7)	(0.39)

Net income	$13.2	$0.61	$12.3	$0.56

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company’s reported net income and earnings per share, including items that may recur from time to time. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur significant asbestos-related expenses, the sporadic impact of restructuring activities or discontinued operations. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results.
The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and have been calculated by applying a 37.5% assumed effective tax rate to the pre-tax amount. The pre-tax amounts for each of the items are separately presented in the accompanying consolidated statements except for the proxy related expenses which are included as part of other expense. Per share amounts were calculated by dividing by the weighted-average shares of common stock outstanding during the periods.